Exhibit 10.3

June 23, 2022

Mr. B. Lane Bond
9844 Cypresswood Dr., #1801
Houston, TX 77070

Re:	Retirement and Consulting Letter Agreement

Dear Lane:

This Retirement and Consulting Letter Agreement (this “Agreement”) sets forth our agreement regarding your retirement from Epsilon Energy USA, Inc. (“Epsilon USA”) and Epsilon Energy Ltd. and their related subsidiaries and affiliated entities (collectively, the “Company”), effective June 30, 2022, and service as a consultant thereafter to the Company until March 31, 2023, or such earlier date as may be determined under Section 4 below.

1.             RETIREMENT. You agree that your last day of employment with the Company will be June 30, 2022 (the “Retirement Date”),  and you hereby resign, effective as of the Retirement Date, from your positions at the Company, including but not limited to Chief Financial Officer of the Company and all other offices and directorships you hold with the Company or any subsidiary or affiliate thereof without further action on either your part or by the relevant entity. You agree to execute and deliver any documents reasonably necessary to effectuate such resignations, and hereby irrevocably appoint Andrew Williamson, who has been approved to serve as the chief financial officer of the Company (“CFO”) effective July 1, 2022, with the power to act as your attorney-in-fact to execute any such documents and do anything in your name to affect such resignations.

2.             TERMINATION OF OFFER LETTER. By signing this Agreement, you acknowledge and agree that the offer letter between you and Epsilon USA dated September 1, 2013 (the “Offer Letter”) is hereby terminated and cancelled. You further release and discharge the Company and its affiliates from any and all obligations and liabilities, whether fixed or contingent, under or by virtue of the Offer Letter.

3.             TERMINATION PAYMENTS. In consideration of the covenants and releases contained in this Agreement, your consulting services to the Company, and in lieu of any other payments which may be due under the Offer Letter or otherwise, Epsilon USA agrees to provide you with the following termination payments:

a.	Accrued Amounts. Epsilon USA shall pay to you at such time or times as required by applicable law or the terms of the applicable Epsilon USA plan, program, policy or arrangement (i) any unpaid base salary through the Retirement Date; (ii) reimbursement for any unreimbursed expenses incurred through the Retirement Date in accordance with the Epsilon USA business expense reimbursement policy; and (iii) the other payments and benefits to which you are entitled under the terms of the compensation arrangements and benefit plans or programs (collectively, “Accrued Amounts”).

b.	Vesting of RSUs . All unvested restricted stock units previously granted to Executive under the Epsilon Energy LTD Share Compensation Plan (the “Equity Plan”) that are outstanding as of the Retirement Date (collectively, “RSUs”) shall immediately accelerate and vest as of the Release Effective Date. The RSUs are set forth on Exhibit A to this Agreement. All RSUs will remain subject to the terms and conditions of the Equity Plan and the applicable award agreements.

c.	Pro-Rata 2022 Bonus. In lieu of any right to receive an annual bonus for your services through your Retirement Date, you shall receive a payment of $37,500 at the end of your Consulting Term (the “Pro-Rata 2022 Bonus”).

d.	Supplemental Lump Sum. The Company shall pay you a lump sum amount equal to $15,000, and not continued employer funded COBRA coverage, within ten business days after the Release Effective Date.

You and the Company agree that the obligation of the Company to provide you with accelerated vesting of the RSUs, the Pro-Rata 2022 Bonus and the Supplemental Lump Sum is conditioned on and subject to your execution of a release substantially in the form attached hereto as Exhibit B (the “Release”) as of the Release Effective Date.

The obligation of the Company to pay any and all amounts under this Section 3 (other than the Accrued Benefits) on and after the Retirement Date shall be contingent upon you (i) entering into a written agreement with the Company (in the form attached hereto as Exhibit B) in which Executive agrees to a general release of any claims against the Company and its affiliates (the “Release Agreement”) on or within twenty-one days after employment termination (or such longer period of time as required under applicable law to have a binding release of one or more claims) that has become irrevocable (such date on which such release agreement becomes irrevocable, the “Release Effective Date”) and (b) complying with the confidentiality and non-disparagement provisions in Section 6 and Section 7 below. For avoidance of doubt, all rights to receive or continue to receive the payments and benefits referred to in Section 3 (other than the Accrued Benefits) shall cease if you do not enter into the Release Agreement, revoke the Release Agreement or materially breach any of the covenants referred to in this Section 3. The form of general release to be signed by you pursuant to this Section 3 shall in no way prohibit you from reporting possible violations of law to any governmental agency or entity in accordance with applicable whistleblower protection provisions including, without limitation, the rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002 or require you to notify the Company (or obtain its prior approval) of any such reporting.

4.             CONSULTING SERVICES. From July 1, 2022 through March 31, 2023, but in no event prior to the filing of SEC Form 10-K for the 2022 fiscal year by Epsilon Energy Ltd. (the “Consulting Term”), you agree to assist the CFO in order to affect an orderly, smooth and efficient transition of your former duties as Mr. Williamson may reasonably request as CFO during the Consulting Term, including consulting on matters that arose while serving the Company on or prior to the Retirement Date and providing information regarding the Company’s operations, practices and policies. You shall provide customary and reasonable certifications and representations in connection with the filing of the Company’s annual and periodic reports with the Securities and Exchange Commission, as well as the completion of the external audit reviews of the Company’s financial statements and internal controls, regarding any period in which you were employed by the Company consistent with applicable law and as reasonably requested by the CFO, including but not limited to your knowledge of any material misstatements or omissions of material fact, ineffective disclosure controls or procedures, internal control weaknesses, practices or policies inconsistent with Generally Accepted Accounting Principles, or material violations of law that have not been previously disclosed to the Company’s Audit Committee. You agree to render up to 30 hours of service for the month of July 2022 and up to 10 hours of service per calendar month during the remainder Consulting Term, as may be requested by the CFO. During the Consulting Term, the Company shall pay you a fee of $16,666.67 per calendar month, payable within five business days after the end of each month (the “Consulting Fee”). Further, you shall be entitled to reimbursement for all reasonable expenses incurred by you in the performance of consulting services hereunder, in accordance with the policies of the Company, including monthly cellphone expenses.

5.             INDEPENDENT CONTRACTOR STATUS. Your status during the Consulting Term shall be that of an independent contractor and not, for any purpose, that of an employee or agent with authority to bind the Company in any respect. You shall not have the right (express or implied) to act on behalf of the Company or its affiliates. The parties intend that the services provided by you during the Consulting Term will result in you having a “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) as of July 31, 2022. All payments and other consideration made or provided to you under Section 4 of this Agreement shall be made or provided without withholding or deduction of any kind, and you shall assume sole responsibility for discharging all tax or other obligations associated therewith. All other payments described in this Agreement will be subject to applicable tax withholding. In your capacity as a consultant to the Company, you shall not be entitled to any benefits, coverages or privileges, including, without limitation, social security, unemployment, medical, requirement or equity compensation awards, made available to active employees of the Company.

6.	CONFIDENTIALITY

a.	You agree that you shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of your consulting services and for the benefit of the Company, during the Consulting Term or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by you during the course of your employment with the Company. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to you; (ii) becomes known to the public subsequent to disclosure to you through no wrongful act of you or any of your representatives; or (iii) you are required to disclose by applicable law, regulation or legal process (provided that you provide the Company with prior notice of the contemplated disclosure and reasonably cooperate with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, your obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

b.	Nothing in this Agreement prohibits you at any time from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies or participating in government agency investigations or proceedings. You are not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information you obtained through a communication that was subject to the attorney-client privilege. Further, notwithstanding your confidentiality and nondisclosure obligations, you are hereby advised as follows pursuant to the “Defend Trade Secrets Act” “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

7.             NON-DISPARAGEMENT. You agree not to make statements to clients, customers and suppliers of the Company (or any of its affiliates) or to other members of the public, the media or the investment community that are in any way disparaging or negative towards the Company, any of its affiliates, or the products, services, representatives or employees of any of the foregoing. The Company agrees to instruct its directors and executive officers to not make statements to clients, customers and suppliers of the Company (or any of its affiliates) or to other members of the public, the media or the investment community that are in any way disparaging or negative towards you. This Section 7 does not, in any way, restrict or impede either party from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. You shall promptly provide written notice of any such order to the Board.

8.             RETURN OF COMPANY PROPERTY AND RECORDS. You agree that on or before the Retirement Date you will surrender to the Company in good condition (reasonable wear and tear excepted) all property and equipment belonging to the Company and all records kept by you containing any proprietary or confidential information of the Company or any operational, financial or other documents given to you during your employment with the Company. Notwithstanding the foregoing, you shall be permitted to keep any Company provided phone that may have been provided to you during your employment if it is appropriately wiped clean of any proprietary or confidential data or information pertaining to the Company or its business.

9.             EQUITABLE RELIEF AND OTHER REMEDIES. You and the Company acknowledge and agree that the other party’s remedies at law for a breach or threatened breach of any of the provisions of Sections 6 through 8 of this Agreement would be inadequate and, in recognition of this fact, the parties agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the other party, without posting any bond, shall be entitled to seek equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

10.           SECTION 409A. The intent of the parties is that payments and benefits under this Agreement be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered in accordance with such intention. Notwithstanding anything contained herein to the contrary, you shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A. The Company makes no representation that any or all of the payments described in this Agreement shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. The Executive shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

11.           SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. If there is any inconsistency between this Agreement and any other agreement (including but not limited to any option, stock, long-term incentive or other equity award agreement), plan, program, policy or practice (collectively, “Other Provision”) of the Company, the terms of this Letter Agreement shall control over such Other Provision; provided, however, that nothing in this Letter Agreement shall adversely affect your entitlement to the Accrued Amounts.

12.           NO ASSIGNMENT. This Agreement is personal to each of the parties hereto. No party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto, except that the Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company provided the Company shall require such successor to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place and shall deliver a copy of such assignment to you.

13.           SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

14.           COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments. One or more counterparts of this Agreement may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

15.           MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas without regard to its conflicts of law principles.

16.           REPRESENTATIONS. You represent and warrant to the Company that you have the legal right to enter into this Letter Agreement and to perform all of the obligations on your part to be performed hereunder in accordance with its terms and that you are not a party to any agreement or understanding, written or oral, which could prevent you from entering into this Letter Agreement or performing all of your obligations hereunder.

If you agree with the terms as contained in this letter, please confirm your acceptance of same by signing below and returning this letter to me.

Sincerely,

/s/ John Lovoi
John Lovoi
Chair of the Board

Acknowledged and Agreed

as of the first date written above

 /s/ B. Lane Bond

B. Lane Bond

EXHIBIT A

RESTRICTED STOCK UNITS

Unvested Restricted Stock Units	16,992

EXHIBIT B

RELEASE AGREEMENT

1.            I, B. Lane Bond, have served as Chief Financial Officer (“CFO”) of Epsilon Energy USA, Inc. (“Epsilon USA”) and Epsilon Energy Ltd. (“Parent”). Epsilon USA and I entered the Retirement and Consulting Agreement dated as of June [__], 2022 (the “Retirement Agreement”). I will cease to serve as CFO of Epsilon USA and Parent and as a member of the board of directors of any of their subsidiaries as of June 30, 2022 (the “Separation Date”).

2.            I agree to the terms, commitments, covenants, conditions and general release of claims contained in this Release Agreement (this “Agreement”), in consideration for the compensation set forth in Section 3 of the Retirement Agreement. I understand this Agreement must be returned to Epsilon USA no later than 45 calendar days after the day I received this Agreement and this Agreement may be revoked by written notice to the Company for 7 days after it is signed. Epsilon USA has advised me to consult with an attorney prior to signing this Agreement.

3.            I acknowledge and agree that other than as specifically set forth in the Retirement Agreement, following the Separation Date, I am not and will not be due any additional compensation and will not be eligible to earn or accrue additional benefits under the benefit plans of Epsilon USA after the Separation Date. My participation (if any) in any of the compensation or benefit plans of Epsilon USA as of and after the Separation Date shall be subject to and determined in accordance with the terms and conditions of such plans as they may be amended from time to time.

4.            I, on behalf of myself, my heirs, administrators, representatives, executors, successors, and assigns, hereby irrevocably and unconditionally release, acquit, and forever discharge Epsilon USA and Parent and each of their respective predecessors, parents, subsidiaries, affiliates, divisions, any related entity, successors and assigns, and all of their current and former agents, officers, directors, shareholders, employees, members, trustees, fiduciaries, representatives, attorneys and all persons acting by, through, under or in concert with any of them (the “Released Parties”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, causes of action, suits, demands, losses, debts, and expenses of any nature whatsoever, known or unknown (“Claims”) which I have, had or claim to have against any Released Party up to and including the date I sign this Agreement. This general release of Claims shall include, without limitation, Claims relating to my employment and retirement from employment with Epsilon USA, Claims of discrimination under the common law or any federal or state statute (including, without limitation, the Civil Rights Act of 1964, the Americans with Disabilities Act and the Age Discrimination in Employment Act, all as amended), Claims for wrongful discharge, Claims for the payment of any salary, wages, bonuses, commissions, vacation pay, severance pay or benefits, Claims of detrimental reliance, and all other statutory, common law or other Claims of any nature whatsoever, to the extent permitted by law. This general release of Claims does not apply to any Claims concerning a breach of the Retirement Agreement, claims for indemnification, claims for Accrued Benefits (as defined in the Retirement Agreement) or any claims arising after the date I sign this Agreement. With respect to the Claims I am waiving herein, I acknowledge that I am waiving my right to receive money or any other relief in any action instituted by me or on my behalf by any other person, entity or government agency.

5.            To the maximum extent permitted by law, I covenant not to sue or to institute or cause to be instituted any action in any federal, state, or local agency or in court against any of the Released Parties, including, without limitation, any of the Claims released by this Agreement. Notwithstanding the foregoing, nothing herein shall prevent me or any of the Released Parties from filing a charge with an administrative agency related to the validity of this Agreement, from instituting any action required to enforce the terms of this Agreement, or from challenging whether the release outlined in Section 5 above is knowing and voluntary. However, I may not recover monetary damages resulting from any charge filed with an administrative agency related to the validity of this Agreement. In addition, nothing herein shall be construed to prevent me from enforcing any rights I may have to recover vested benefits under the Employee Retirement Income Security Act of 1974, as amended.

6.            I understand that notwithstanding any other provision of this Agreement, nothing contained in this Agreement limits my ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”), or prevents me from providing truthful testimony in response to a lawfully issued subpoena or court order. Further, nothing in this Agreement shall (1) prohibit me from making reports of possible violations of federal law or regulation to any Government Agencies, including but not limited to the Securities and Exchange Commission, in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or (2) require notification or prior approval by Epsilon USA or Parent of any such report; provided that I am not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Further, this Agreement does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Epsilon USA. This Agreement does not limit my right to seek an award pursuant to Section 21F of the Securities Exchange Act of 1934. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (x) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

7.            I acknowledge by signing this Agreement that I have read and understand this document, that I have conferred with or had opportunity to confer with my attorney regarding the terms and meaning of this Agreement, that I have had sufficient time to consider the terms provided for in this Agreement, that no representations or inducements have been made to me except as set forth in this Agreement, and that I have signed the same KNOWINGLY AND VOLUNTARILY.

8.            If any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement are held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

b. lane bond

Date:____________________, 2022

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